UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
  SECURITIES EXCHANGE ACT OF 1934

Date of Report
(Date of earliest
event reported):                              May 22, 2015

  CUMMINS INC.
 (Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
 P. O. Box 3005
 Columbus, IN  47202-3005
 (Principal Executive Office)  (Zip Code)
Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On May 22, 2015, Patrick J. Ward, Vice President and Chief Financial Officer of Cummins Inc. (the “Company”), entered into a pre-arranged stock trading plan (the “10b5-1 Plan”) to exercise options to purchase a limited number of shares of the Company’s common stock, par value $2.50 per share (“Common Stock”), and to sell the shares acquired on exercise as well as a limited number of other shares of the Company’s Common Stock.

The 10b5-1 Plan allows for the exercise of options to purchase 5,900 shares of Common Stock if the Common Stock trades at or above a specified market price during designated periods between August 14 – August 28, 2015, and November 16 – November 25, 2015. The shares acquired upon exercise will be sold contemporaneously with the exercise.  In addition, the 10b5-1 Plan allows for the sale of a maximum of 15,000 shares of Common Stock if the Common Stock trades at or above a specified market price during designated periods between August 14 – August 28, 2015 and November 16 – November 25, 2015.  Based on his current ownership of Common Stock, if the options to purchase all of the 5,900 shares of Common Stock subject to the 10b5-1 Plan were exercised in full, and all of the shares acquired upon exercise were sold, and if all of the other 15,000 shares of Common Stock subject to the 10b5-1 Plan were sold, Mr. Ward would beneficially own approximately 25,748 shares of Common Stock.

The 10b5-1 Plan was designed to comply with the Company’s insider trading policies and the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit an officer or director to enter into a pre-arranged plan for buying or selling Company stock at a time when the officer or director is not in possession of material, nonpublic information about the Company.  Mr. Ward will continue to be subject to the Company’s stock ownership guidelines, and the sales contemplated by the 10b5-1 Plan will not reduce Mr. Ward’s ownership of Common Stock below the levels required by the guidelines.

All sales of Common Stock under the 10b5-1 Plan will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2015

CUMMINS INC.
/s/ Marsha L. Hunt Marsha L. Hunt Vice President - Corporate Controller